Exhibit 10.1

August 14, 2026

Dear Taylor,

Congratulations! On behalf of the Board of Directors of Jack in the Box Inc., I am pleased to confirm our offer to you for the position of EVP, Brand President (“JIB President”) of Jack in the Box Inc. (the “Company”). Your anticipated first day of work is Thursday, October 1, 2026. This letter describes the terms of your employment with the Company, effective as of your commencement of employment with the Company (the “Effective Date”).
Base Compensation:
Your annual salary will be $700,000, paid on a bi-weekly basis equal to $26,923.08 per pay period.
Sign-On Bonus:
In addition to your base salary, you will also be eligible for a $220,000 signing bonus, subject to the terms of the attached Signing Bonus Letter. Please review that letter and return a signed copy with this offer letter if you wish to accept the Company’s offer of a signing bonus.
Technology Allowance:
As a hybrid employee based in San Diego, you will receive a taxable annual technology allowance of $1,950, paid on a bi-weekly basis equal to $75 per pay period. This allowance is intended to assist with the cost of using your personal cell phone, internet, or other device for business purposes.
Annual Incentive Plan (“AIP”):
You are eligible to participate in the annual Performance Incentive Program for Jack in the Box executive officers at the start of fiscal year 2027 (“FY27”), which begins September 28, 2026, with incentive payments based on attainment of Company performance targets for the fiscal year. The target annual incentive potential for the Brand President position is 75% of base salary, up to a maximum of 2x target (150%), payable as a lump sum cash payment. You must be employed with the Company at the time of any payment.
For FY27, you will receive a guaranteed payment of no less than $150,000 with upside potential based on Company performance results under the AIP, provided that in any case you remain employed with the Company at the time of payment.
Long-Term Incentive (LTI):
Inducement Grant
You are eligible to receive a one-time inducement grant of restricted stock units (RSUs) under the Jack in the Box Inc. 2023 Omnibus Incentive Plan (the “Plan”), to be issues the number of shares of Jack in the Box common stock (“common stock”) equal to $1,500,000 divided by the average closing price of common stock for the 20-days prior to and ending on the last business day preceding the grant date (which is expected to be September 1, 2026) subject to the

Exhibit 10.1

approval by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) or the Board, and provided you are in employment on such date. The RSUs vest based on your continued employment with the Company, in equal annual installments over three years beginning one year from the date of grant, subject to the terms of the Plan and grant agreement.
Annual Grant
For fiscal year 2027, on a grant date anticipated to be December 2026, you are eligible to receive a grant of performance share units (PSUs) under the Plan, to be issued the number of shares of common stock equal to $500,000 divided by the average closing price of common stock for the 20-days prior to and ending on the last business day preceding the grant date. The PSUs are expected to cliff-vest contingent on achievement of performance goals over a 3-fiscal year performance period, subject to the terms of the Plan and grant agreement.
Beginning fiscal year 2028, on a grant date anticipated to be December 2027, you are eligible to receive an annual long-term incentive stock award grant under the Plan to be issued the number of shares of common stock equal to $1,000,000 divided by the average closing price of common stock for the 20-days prior to and ending on the last business day preceding the grant date. Currently grant awards are made in the form of 50% performance share units (PSUs) with vesting contingent on achievement of performance goals over a 3-fiscal year performance period, and 50% time-vested restricted stock units (RSUs) that vest in equal annual installments over three years beginning one year from the data of grant, subject to the terms of the Plan and grant agreement.
Long-term incentive grants are typically made in November or December each year and are subject to approval by the Company’s Board and/or Compensation Committee and your continued employment with the Company through the grant date. The terms of the long-term incentive grants described above are anticipated as of the date of this letter but not guaranteed; the actual terms of such grants, if any, may differ from the anticipated terms above based on business needs, performance, changes impacting the common stock or for other reasons as determined appropriate by the Board or Compensation Committee in its discretion.
Note: In the likely event that you become the Chief Executive Officer (CEO), the total compensation package will be reviewed by the JIB Compensation Committee of the Board of Director’s compensation consultant to ensure appropriate benchmarking is completed and results in a new recommended total compensation package as CEO.
Stock Ownership Guideline:
You will be subject to a stock ownership requirement equal to 3.0x your annual salary to be achieved within 5-years from your start date. You will be required to hold fifty-percent of the after-tax net shares resulting from the vesting of PSUs and RSUs until you meet your stock ownership requirement.
Executive Employee Severance Program
You will be eligible to participate in the Jack in the Box Inc. Severance Plan for Executive Officers, as described in the Company’s Current Report on Form 8-K filed March 4, 2020.

Exhibit 10.1

Change in Control Assurance
You will be eligible under the company’s Compensation and Benefits Assurance Agreement for Executives, for benefits at 2.5x multiple of salary/bonus and 30 months COBRA coverage.
Health Benefits:
You are eligible to participate in the Jack in the Box health plans which include medical, dental, and vision plans. These plans are contributory on a pre-tax basis and provide several choices of coverage for you and your family. You are eligible to enroll in health benefits upon hire and coverage will begin the first of the month following your hire date. You may also elect to participate in other life and disability programs.
Deferred Compensation Programs:
401(k) Plan - You will be eligible to participate in the Company’s 401(k) plan (the “Easy$aver Plus Plan”). The 401(k) plan is a tax-qualified savings plan in which you can defer a portion of your pay (including salary and annual incentive). The Company will match 100% of your deferrals up to 4% of pay. Deferrals in the 401(k) plan are subject to Internal Revenue Code (IRC) annual limits.
EDCP Plan - You will also be eligible to participate in the Executive Deferred Compensation Plan (EDCP) which is a non-qualified, pre-tax deferred compensation plan that allows for deferrals not subject to IRC limits. This plan is subject to 409A and therefore you will be notified when you may elect to enroll in the EDCP. At the end of each calendar year, you may receive an annual restoration matching contribution if you are employed with the Company on December 31st, and your deferrals to the 401(k) (and related Company matching contributions) are limited due to tax code limits applicable to the 401(k) Plan.
Vacation/Sick Program:
As part of the leadership team, you will not accrue vacation; time off may be taken as needed and with consideration of the needs of the business. You will accrue six days per year of sick time which may be carried over each year to a maximum of 60 days.
Note: All programs described in this offer letter are subject to the terms of provisions of the plans which are subject to change at the absolute discretion of the Company and are not guaranteed in any way. To the extent the terms of any plan or policy differ from what is in this letter, the plan or policy will determine the right and the amount of any benefits.
Taxes: All payments and benefits provided for in this letter are subject to applicable tax withholdings and deductions.
Orientation – You will be contacted to schedule your virtual new hire orientation. Please Note: On your first day you will need to provide original documentation to complete section 2 of the form I9.
Employment Conditions:
This offer is contingent upon your timely acceptance of this letter and your commencement of employment with the Company. This offer is additionally contingent upon our receipt and verification of various pre-employment screening elements including, but not necessarily limited to educational records as you have stated on your application and/or resume; background check

Exhibit 10.1

results; and references. You will be notified once we have successfully completed all components of the pre-employment process.
The Company requires as a condition of employment that new employees agree to keep certain business information confidential, and to submit most employment disputes to binding arbitration. As part of your orientation, you will be required to acknowledge and agree to various Company polices and to sign our Confidentiality Agreement and Dispute Resolution Agreement. This offer is also contingent upon satisfactory completion of the Company’s director and officer questionnaire.
You should also know that it is the policy of Jack in the Box Inc. that the employment relationship is one of “at will.” This simply means that either party – you or the Company – may terminate your employment at any time, with or without cause.
Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA) – Notwithstanding any provisions in this agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7of the DTSA, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Reporting to Governmental Agencies - Additionally, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
This letter, along with the Confidentiality Agreement and Dispute Resolution Agreement and Signing Bonus Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations, promises, statements, or agreements relating to your employment with the Company or the terms of this letter, including, but not limited to, any representations, promises, or statements made during your recruitment, interviews or pre-employment negotiations, whether written or oral. You acknowledge that you are not relying on any such promises, representations, or statements in accepting this offer and signing this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an authorized member of the Board and you. Provided the conditions of employment described herein are timely satisfied, the terms of this letter will become effective on the Effective Date.

Exhibit 10.1

Your signature below will be your acknowledgement that you have read, understood and agree to the above information, including that you are an “at will” employee. Please sign and return this copy within 48 hours. Again, congratulations!

Sincerely,

Steve Piano
On behalf of the Jack in the Box Inc. Board of Directors

Acknowledged and Accepted by:

/s/ Taylor Montgomery        8/18/26
___________________________________
Taylor Montgomery            Date